Exhibit 10.12.5.3

Cascal BV
Atrium 7th Floor
Strawinskylaan 3105
1077 ZX Amsterdam	12 April, 2007
Amsterdam
The Netherlands
Dear Sirs,
We, the Borrower under the terms of the Inter-company Loan Agreement dated 28 June 2006 for a sterling facility of £3,500,000, as amended on 13 December 2006, request that the Parties extend the term of this facility from 31 January 2007 until 31 May 2007, or such later date as we might both subsequently agree in writing. The Maturity Date will therefore become 31 May 2007.
We would also wish to take this opportunity to confirm that we repaid US$6,910 (US dollars six thousand nine hundred) on the 9th November 2006 which at the spot exchange rate on that day of 1.9065 means we duly repaid £3,619 (UK pounds three thousand six hundred and nineteen) of this facility on that date. We have also repaid today US$ 500,000 (US dollars five hundred thousand) which at today’s spot exchange rate of 1.9646 means we have duly repaid £254,505 (UK pounds two hundred and fifty four thousand five hundred and five) of this facility today.
Please acknowledge your agreement to the contents of this letter by counter-signing the duplicate copy and returning it to the undersigned.
Yours faithfully,

/s/ DL Magor
DL Magor
Director
www.biwater.com
Biwater Plc
Biwater House, Station Approach, Dorking, Surrey RH4 1TZ England
Tel +44 (0) 1306 740740 fax +44 (0) 1306 885233
Registered in England No. 929686 Registered Office Biwater House, Station Approach, Dorking, Surrey